EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

Contact:	Kelly M. Malson
Chief Financial Officer
(864) 298-9800

WORLD ACCEPTANCE CORPORATION REPORTS
RECORD SECOND QUARTER RESULTS

GREENVILLE, S.C. (October 23, 2007) - World Acceptance Corporation (NASDAQ: WRLD) today reported record revenues and net income for its second fiscal quarter ended September 30, 2007.

Net income for the second quarter rose 6.1% to $10.5 million up from $9.9 million for the same quarter last year. Diluted earnings per share increased 15.4% to $0.60 for the current quarter from $0.52 for the prior year quarter. Total revenues for the quarter increased 19.3% to $80.2 million from $67.2 million for the quarter ended September 30, 2006.

“World Acceptance’s revenues benefited from continued growth in our loan portfolio and the contribution from offices opened and acquired since last year,” stated Sandy McLean, CEO of World Acceptance Corporation. “Gross loans outstanding at September 30, 2007, grew to $571.3 million, a 21.5% increase over the $470.3 million outstanding at September 30, 2006.”

Provision for loan losses increased 33.3% to $18.4 million, up from $13.8 million in the second quarter of last year. Net charge-offs increased $3.8 million, or 31.5% compared to the prior year quarter. Net charge-offs as a percentage of average net loans increased to 15.3% on an annualized basis during the most recent quarter from 14.0% in the same quarter as last fiscal year. The current quarter loss ratios returned to more historical levels as expected due to the prior year benefit realized from the bankruptcy reform which became effective in October 2005, but appears to have since stabilized.

The growth rate for per share earnings benefited from a 7.2% decrease in diluted shares outstanding over the two quarterly periods due to Company stock repurchases. World Acceptance repurchased 1.8 million shares of the Company’s common stock during the past twelve months for an aggregate purchase price of $73.4 million. The Company repurchased 690,100 shares of its common stock for an aggregate purchase price of $21.3 million in the second fiscal quarter ended September 30, 2007. Interest expense rose 29.2% to $2.9 million in the second quarter compared with the prior year due to higher average loan balances to fund, and in part, the stock repurchases.

Other key return ratios for the second quarter included a 9.3% return on average assets (annualized) and an annualized return on average equity of 18.8%. Total general and administrative expenses as a percent of total revenues were 52.3%, a slight decrease from the 52.5% during the second quarter of the prior fiscal year.

MORE

WRLD Reports Record Second Quarter Results

October 23, 2007

Six-Month Results

For the first six months of the fiscal year, net income was $21.3 million, or $1.20 per diluted share, representing a 7.4% increase in net earnings and a 14.3% increase in earnings per share over the $19.8 million, or $1.05 per diluted share, for the prior year six-month period. Total revenues for the first six months of fiscal 2008 were $156.6 million, a 19.5% increase over the $131.0 million during the corresponding period of the previous year. Net charge-offs increased $7.0 million compared to the prior year first six months. Net-charge-offs as a percent of average net loans were 14.0% compared to 12.7% during the prior year six month period.

During the first six months of the fiscal year, the Company opened 73 offices and acquired twelve offices, resulting in a total of 817 offices at September 30, 2007.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 817 offices in eleven states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Second Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. Interested parties may participate in this call by dialing 1-800-818-5264. A simulcast of the conference call is also available on the Internet at www.streetevents.com and www.vcall.com. The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include changes in the timing and amount of revenues that may be recognized by the Company, changes in current revenue and expense trends (including trends affecting charge-offs), changes in the Company’s markets and changes in the economy (particular in the markets served by the Company). Such factors are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission. World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

MORE

WRLD Reports Record Second Quarter Results

October 23, 2007

World Acceptance Corporation

Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Interest & fees	$69,706	$58,750	$135,095	$113,286
Insurance & other	10,492	8,458	21,492	17,759
Total revenues	80,198	67,208	156,587	131,045
Expenses:
Provision for loan losses	18,416	13,813	32,632	24,980
General and administrative expenses
Personnel	27,891	23,673	56,747	47,266
Occupancy & equipment	5,368	4,412	10,301	8,328
Data processing	640	555	1,190	1,050
Advertising	2,278	1,794	4,730	3,683
Intangible amortization	638	745	1,253	1,538
Other	5,115	4,110	9,901	8,271
	41,930	35,289	84,122	70,136
Interest expense	2,932	2,270	5,268	4,171
Total expenses	63,278	51,372	122,022	99,287
Income before taxes	16,920	15,836	34,565	31,758
Income taxes	6,454	5,975	13,249	11,910
Net income	$10,466	$9,861	$21,316	$19,848
Diluted earnings per share	$0.60	$0.52	$1.20	$1.05
	17,523	18,884	17,728	18,840

Consolidated Balance Sheets
(unaudited and in thousands)

	September 30,	March 31,	September 30,
	2007	2007	2006
ASSETS
Cash	$5,863	$5,779	$6,601
Gross loans receivable	571,319	505,788	470,275
Less: Unearned interest & fees	(148,654)	(127,750)	(120,314)
Allowance for loan losses	(32,269)	(27,840)	(26,549)
Loans receivable, net	390,396	350,198	323,412
Property and equipment, net	16,937	14,310	13,073
Deferred tax benefit	19,648	14,507	3,971
Goodwill	5,333	5,040	4,936
Intangibles	10,907	11,060	10,928
Other assets	9,890	10,222	8,644
	$458,974	$411,116	$371,565

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable	225,400	171,200	123,200
Income tax payable	1,605	8,015	1,055
Accounts payable and accrued expenses	13,471	16,408	13,290
Total liabilities	240,476	195,623	137,545
Shareholders' equity	218,498	215,493	234,020
	$458,974	$411,116	$371,565

MORE

WRLD Reports Record Second Quarter Results

October 23, 2007

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Expenses as a percent of total revenues:
Provision for loan losses	23.0%	20.6%	20.8%	19.1%
General and administrative expenses	52.3%	52.5%	53.7%	53.5%
Interest expense	3.7%	3.4%	3.4%	3.2%

Average gross loans receivable	$560,205	$462,907	$543,244	$447,626

Average loans receivable	$414,529	$334,442	$402,851	$333,937

Loan volume	$419,261	$348,061	$833,750	$689,894

Net charge-offs as percent of average loans	15.3%	14.0%	14.0%	12.8%

Return on average assets	9.3%	10.9%	9.7%	11.3%

Return on average equity	18.8%	17.3%	19.3%	17.8%

Offices opened (closed) during the period, net	35	37	85	58

Offices open at end of period	817	678	817	678

END